Exhibit 4.5

RUSORO MINING LTD.

Interim Consolidated Financial Statements (unaudited)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Expressed in U.S. Dollars)

RUSORO MINING LTD. INTERIM CONSOLIDATED BALANCE SHEETS AS AT SEPTEMBER 30, 2008 (Expressed in U.S. Dollars) - unaudited

	September 30, 2008	December 31, 2007
	$	$
ASSETS
CURRENT
Cash	19,968,965	31,352,166
Cash held as collateral (Note 3)	1,400,000	—
Receivables (Note 4)	11,756,092	5,300,231
Prepaid expenses and deposits (Notes 5 and 14)	7,414,046	8,187,746
Inventories – gold (Notes 6 and 7)	6,264,672	7,634,989
Inventories – materials	5,070,726	3,089,999
Assets held for sale (Note 22)	—	855,000
	51,874,501	56,420,131
Property, plant and equipment (Note 8)	956,074,839	758,680,742
Mineral properties (Notes 10 and 14)	229,503,911	190,287,252
Receivables - non-current (Note 4)	6,274,753	1,136,092
Other assets (Note 9)	32,068,953	—
	1,275,796,957	1,006,524,217

LIABILITIES
CURRENT
Accounts payable and accrued liabilities (Note 11)	38,606,317	21,078,543
Income taxes payable	6,219,306	343,797
Short-term debt (Note 12)	—	522,375
Loan payable on acquisition (Note 15)	1,500,000	2,500,000
	46,325,623	24,444,715

Asset retirement obligation	3,283,880	2,284,178
Long-term debt (Notes 14 and 16)	70,506,325	—
Future income tax liability	336,787,420	276,752,282
	456,903,248	303,481,175

SHAREHOLDERS’ EQUITY
SHARE CAPITAL (Note 13 (a))	675,336,196	669,251,552
EQUITY COMPONENT OF CONVERTIBLE LOAN (Note 16)	6,309,749	—
CONTRIBUTED SURPLUS (Note 13 (b))	113,983,840	91,823,658
ACCUMULATED OTHER COMPREHENSIVE INCOME	185,118,734	37,251,489
DEFICIT	(161,854,810)	(95,283,657)

	818,893,709	703,043,042

	1,275,796,957	1,006,524,217

Nature of operations - Note 1

Commitments and contingencies - Note 20

Risks – Note 21

Subsequent events - Note 24

(See Accompanying Notes)

APPROVED BY THE DIRECTORS:
“George Salamis”	,	Director	“Gordon Keep”	,	Director
George Salamis			Gordon Keep

RUSORO MINING LTD. INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 and 2007 (Expressed in U.S. Dollars) - unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	$	$	$	$

REVENUE	14,716,982	—	49,557,148	—

COSTS AND EXPENSES
Cost of sales (Note 7) (1)	18,384,456	—	48,342,438	—
Amortization (Note 7)	7,562,389	63,019	25,203,590	88,765
Administration (Notes 13 (c) and 14)	4,089,575	3,197,309	26,735,478	8,392,226
Consulting (Notes 13 (c) and 14)	1,595,375	3,031,184	8,417,284	5,090,198
Foreign exchange loss (gain)	(6,839,363)	4,145,493	4,132,337	4,382,648
Interest income	(138,048)	(639,156)	(484,018)	(1,655,475)
Interest on long term debt	3,210,729	—	3,908,714	—
Professional fees (Note 14)	290,197	170,380	1,309,435	789,460
Salaries (Note 13 (c))	782,787	621,786	3,305,607	1,194,557
Transfer agent and filing fees	2,722	3,774	143,831	91,560
Travel and entertainment (Note 14)	623,930	592,782	2,555,022	889,149
	29,564,749	11,186,571	123,569,718	19,263,088

Loss before undernoted	(14,847,767)	(11,186,571)	(74,012,570)	(19,263,088)

OTHER (EXPENSES) INCOME

Gain on sale of investments	—	—	160,974	—
Impairment of mineral properties (Note 10)	—	—	(238,320)	—
	—	—	(77,346)	—

LOSS BEFORE INCOME TAXES	(14,847,767)	(11,186,571)	(74,089,916)	(19,263,088)

Current income tax	3,092,035	—	6,242,384	—
Future income tax recovery	(5,449,517)	—	(13,761,147)	—
	(2,357,482)	—	(7,518,763)	—

NET LOSS	(12,490,285)	(11,186,571)	(66,571,153)	(19,263,088)

DEFICIT
Beginning of period	(149,364,525)	(71,116,185)	(95,283,657)	(63,039,668)

End of period	(161,854,810)	(82,302,756)	(161,854,810)	(82,302,756)

BASIC AND DILUTED LOSS PER SHARE	(0.03)	(0.08)	(0.17)	(0.14)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, BASIC AND DILUTED	391,130,511	147,991,360	388,464,327	134,361,723

(1) Exclusive of amortization (Note 7)

RUSORO MINING LTD. FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 and 2007 (Expressed in U.S. Dollars) - unaudited

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	$	$	$	$

NET LOSS	(12,490,285)	(11,186,571)	(66,571,153)	(19,263,088)
Unrealized gain (loss) on available for sale marketable securities	—	(95,545)	—	122,829
Unrealized loss on available for sale long term investments	—	(43,140)	—	(8,300)
Unrealized foreign exchange gain (loss) on translation of self-sustaining foreign operations	(219,049,627)	—	147,867,245	—
COMPREHENSIVE INCOME (LOSS)	(231,539,912)	(11,325,256)	81,296,092	(19,148,559)

INTERIM CONSOLIDATED STATEMENTS OF ACCUMULATED OTHER COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	$	$	$	$

BALANCE – BEGINNING OF PERIOD	404,168,361	249,330	37,251,489	(3,884)
Unrealized gain (loss) on available for sale marketable securities	—	(95,545)	—	122,829
Unrealized loss on available for sale long term investments	—	(43,140)	—	(8,300)
Unrealized foreign exchange gain (loss) on translation of self-sustaining foreign operations	(219,049,627)	—	147,867,245	—
BALANCE – END OF PERIOD	185,118,734	110,645	185,118,734	110,645

RUSORO MINING LTD. INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 and 2007 (Expressed in U.S. Dollars) - unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	$	$	$	$
OPERATING ACTIVITIES
Net loss for the period	(12,490,285)	(11,186,571)	(66,571,153)	(19,263,088)
Item not involving cash
Amortization	7,562,389	63,019	25,203,590	88,765
Impairment of inventory (Note 7)	1,911,444	—	3,551,167	—
Stock based compensation (Note 13 (c))	1,699,049	5,427,389	22,048,261	9,153,504
Impairment of mineral properties (Note 10)	—	—	238,320	—
Unrealized foreign exchange (gain) loss	(5,604,031)	—	3,875,944	—
Accretion of asset retirement obligation	291,988	—	430,170	—
Gain on sale of investments	—	—	(160,974)	—
Accretion of long-term debt	1,199,801	—	1,460,628	—
Future income tax recovery	(5,449,517)	—	(13,761,147)	—
	(10,879,162)	(5,696,163)	(23,685,194)	(10,020,819)
Changes in non-cash working capital items
Inventories	1,178,957	—	(3,394,592)	—
Receivables	279,375	(82,879)	(4,819,697)	(396,735)
Prepaid expenses and deposits	5,678,665	(22,975)	1,563,269	(740,166)
Income taxes payable	3,092,035	—	6,242,384	—
Accounts payables and accrued liabilities	3,715,697	(1,046,590)	10,300,400	(2,719,410)
	3,065,567	(6,848,607)	(13,793,430)	(13,877,130)

FINANCING ACTIVITIES
Repayment of short-term borrowings	—	—	(522,375)	—
Repayment of loan payable on acquisition (Note 15)	(1,000,000)	—	(1,000,000)	—
Advances from related parties	(379,957)	227,069	(366,157)	168,675
Proceeds on issuance of long-term debt (Note 16)	—	—	75,355,446	—
Cash received upon the exercising of share warrants	—	—	353,826	270,779
Cash acquired on acquisition of Mena	—	—	—	57,709,754
Cash received upon the exercising of stock options	—	—	—	224,557
Share issue costs	—	—	—	(137,479)
	(1,379,957)	227,069	73,820,740	58,236,286
INVESTING ACTIVITIES
Mineral property costs	(5,294,583)	(1,408,273)	(16,520,526)	(8,147,453)
Purchase of property, plant and equipment	(16,637,639)	(1,649,026)	(21,679,973)	(1,884,164)
Advances to related parties	22,807	(150,645)	(13,666)	(71,568)
Proceeds on sale of subsidiary (Note 22)	—	—	325,000	—
Proceeds on sale of short-term investments	1,869,565	—	2,560,539	—
Purchase of short-term investment	—	—	(1,869,565)	—
Sale (Purchase) of marketable securities and long term investments	—	3,884	—	(205,676)
Receivables - non-current	(4,496,809)	—	(4,754,463)	—
Increase in other assets (Note 9)	(17,504,795)	—	(27,888,804)	—
Collection of collateral loan	—	—	—	300,000
Cash provided as collateral for loan (Note 3)	(1,400,000)	—	(1,400,000)	—
	(43,441,454)	(3,204,060)	(71,241,458)	(10,008,861)

Impact of foreign exchange on cash	(782,480)	—	(169,053)	—

(DECREASE) INCREASE IN CASH	(42,538,324)	(9,825,598)	(11,383,201)	34,350,295
Cash - beginning of period	62,507,289	55,297,002	31,352,166	11,121,109
CASH – END OF PERIOD	19,968,965	45,471,404	19,968,965	45,471,404

Supplemental cash flow information
Interest paid	—	—	—	—
Taxes paid	—	—	—	—
Non-cash investing and financing transactions (Note 18)

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 (Expressed in U.S. Dollars) - unaudited

1.                                     NATURE OF OPERATIONS AND BASIS OF PRESENTATION

These interim unaudited consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles for interim financial information and they follow the same accounting policies and methods of application as the audited consolidated financial statements of the Company for the year ended December 31, 2007, except as discussed in Note 2.  These interim unaudited consolidated financial statements have been reconciled to accounting principles generally accepted in the United States of America (Note 24). These interim unaudited consolidated financial statements do not include all the information and note disclosure required by the generally accepted accounting principles for annual financial statements and therefore should be read in conjunction with the most recent annual audited consolidated financial statements.

In the opinion of management, all adjustments (including normal recurring adjustments) necessary to present fairly the financial position at September 30, 2008 and the results of operations and cash flows for all periods presented have been made.  The interim results are not necessarily indicative of results for a full year.

The Venezuelan subsidiaries of the Company have received mining concessions for the exploration, development, and exploitation of alluvial and vein gold and diamonds.  The concessions have been granted by the Ministry of Mines and Basic Industries (“MIBAM”) or by Corporación Venezolana de Guayana (“CVG”), maturing in 20 to 25 years, with some concessions extendable for subsequent periods of 10 years.

Promotora Minera de Guayana (“PMG”) owns an operating mine with proven reserves. Rusoro indirectly owns 95% of PMG with the remaining 5% owned by CVG Minerven, C.A. (“CVG Minerven”).

The Company continues to explore its other mineral properties and has not yet determined whether the properties contain reserves that are economically recoverable.  The recoverability of the capitalized costs associated with these non-producing exploratory mineral properties is dependent upon the existence of economically recoverable reserves, continuation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain the necessary exploitation permits on mining properties and obtaining financing to complete their development and upon future profitable production or disposition thereof.

Local and international political and economic conditions, such as variations in the price of gold, inflation, fluctuations in the exchange rate or the exchange control, exploitation controls and local political-economic developments can have a significant effect on the financial results of the Company’s operations.

2.                                     CHANGE IN ACCOUNTING POLICIES

Capital Disclosures and Financial Instruments – Disclosures and Presentation

At January 1, 2008, the Company adopted three new presentation and disclosure standards that were issued by the Canadian Institute of Chartered Accountants: Handbook Section 1535, Capital Disclosures (“Section 1535”), Handbook Section 3862, Financial Instruments – Disclosures (“Section 3862”) and Handbook Section 3863, Financial Instruments – Presentation (“Section 3863”).

Section 1535 requires the disclosure of both qualitative and quantitative information that enables users of financial statements to evaluate (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such non-compliance. The Company has provided the required disclosures under Section 1535 in Note 17 to these interim financial statements.

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments – Disclosure and Presentation, revising and enhancing its disclosure requirements and carrying forward unchanged its presentation requirements for financial instruments.  Sections 3862 and 3863 place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks. Note 21 provides these disclosures.

Inventories

Section 3031, Inventories (“Section 3031”), which replaces Section 3030, establishes standards for the measurement and disclosure of inventories. The new standard provides more extensive guidance on the determination of cost, including allocation of overhead and requires impairment testing. The adoption of Section 3031 did not result in a material impact on the Company’s consolidated financial position and results of operations. The disclosure requirements in Section 3031 have been expanded to include disclosure of the amount of inventories recognized as an expense during the period, which is included in the “cost of sales” and “amortization” lines on the Consolidated Statement of Operations and Deficit. (See Note 7).

Goodwill and intangible assets

In January 2008, the CICA issued Section 3064, Goodwill and Intangible Assets, which will replace Section 3062, Goodwill and Other Intangible Assets. The standard provides guidance on the recognition of intangible assets in accordance with the definition of an asset and the criteria for asset recognition as well as clarifying the application of the concept of matching revenues and expenses, whether these assets are separately acquired or internally developed. Section 1000 – Financial Statement Concepts was also amended to provide consistency with this new standard.  This standard will apply to the Company’s interim and annual financial statements beginning on January 1, 2009. The Company has not yet determined what the impact of adopting this standard will have on the financial statements.

International Financial Reporting Standards

The Accounting Standards Board of the CICA announced that Canadian Generally Accepted Accounting Principles (“GAAP”) for publicly accountable enterprises will be replaced with International Financial Reporting Standards (IFRS) for fiscal years beginning on or after January 1, 2011. Early conversion to IFRS for fiscal years beginning on or after January 1, 2009 may also be permitted.

Implementing IFRS will have an impact on accounting, financial reporting and supporting IT systems and processes. It may also have an impact on taxes, contractual commitments involving GAAP based clauses, long-term employee compensation plans and performance metrics. Accordingly, when the Company develops its IFRS implementation plan, it will have to include measures to provide extensive training to key finance personnel, to review contracts and agreements and to increase the level of awareness and knowledge amongst management, the Board of Directors and Audit Committee. Additional resources may be engaged to ensure the timely conversion to IFRS.

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

3.                                     CASH HELD AS COLLATERAL

The Company provided $1.4 million cash as collateral for a loan held by Minera Hecla Venezolana, C.A. (“Minera Hecla”) (Note 9). This loan was for a term of 70 days and had a maturity date of October 23, 2008. Subsequent to September 30, 2008 this collateral was returned to the Company (Note 24).

4.                                     RECEIVABLES

	September 30,	December 31,
	2008	2007
	$	$

(a) VAT receivable	9,385,315	5,370,621
(b) Trade receivables	2,313,256	—
(c) Other receivables	6,267,362	1,014,456
(d) Advances to related companies	64,912	51,246
	18,030,845	6,436,323
(e) Non-current VAT receivable	(6,274,753)	(1,136,092)
Current receivables	11,756,092	5,300,231

(a)         VAT receivable relates to value added taxes paid in Venezuela that are recoverable from the requisite authorities.

(b)        Trade receivables relate to the sale of gold.

(c)         Other receivables consists of GST receivable, sundry receivables and employee advances.

(d)        Advances to related companies represents amounts owed to the Company by companies which are controlled by senior management. The amounts are unsecured and non-interest bearing.

(e)         Included in non-current VAT receivable are VAT receivables that management estimates will not be able to be claimed or collected for at least 12 months from the balance sheet date.

5.                                     PREPAIDS AND DEPOSITS

	September 30,	December 31,
	2008	2007
	$	$

(a) Prepaid expenses	7,310,702	6,916,406
(b) Deposits	103,344	1,271,340
	7,414,046	8,187,746

(a)         Included in prepaids at September 30, 2008 is $5,933,273 (December 31, 2007: $3,739,427) related to advances to suppliers for goods and services to be provided at a later date.

(b)        Deposits includes amounts paid in advance for equipment destined for the companies operating in Venezuela.

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

6.                                     INVENTORIES – GOLD

	September 30,	December 31,
	2008	2007
	$	$

Gold bars	2,553,340	4,288,801
Gold in process	3,711,332	1,944,753
Gold – stockpile	—	1,401,435
	6,264,672	7,634,989

7.                                     COST OF SALES

The cost of sales in the period reflects all components capitalized to inventory except for the component of inventory cost relating to amortization of property, plant and equipment, which is classified in the statement of operations under “amortization”. The amount presented in amortization includes cost of inventory sold of $7,464,804 for the three months ended September 30, 2008 (2007: $Nil) and $24,989,634 for the nine months ended September 30, 2008 (2007: $Nil). Included in cost of sales for the three months ended September 30, 2008 is an impairment of inventory in the amount of $1,911,444 (2007: $Nil) and included in cost of sales for the nine months ended September 30, 2008 is an impairment of inventory in the amount of $3,551,167.

8.                                     PROPERTY, PLANT AND EQUIPMENT

	September 30, 2008 $
	Cost	Accumulated Amortization and Depletion	Net Book Value

Facilities	883,397,147	(9,112,928)	874,284,219
Machinery	78,930,135	(24,169,110)	54,761,025
Furniture and equipment	8,282,121	(2,010,453)	6,271,668
Vehicles	2,386,266	(929,844)	1,456,422
Leasehold improvements	100,085	(5,504)	94,581
Construction in progress	19,206,924	—	19,206,924
	992,302,678	(36,227,839)	956,074,839

	December 31, 2007 $
	Cost	Accumulated Amortization and Depletion	Net Book Value

Facilities	694,392,653	(4,014,961)	690,377,692
Machinery	61,211,025	(3,081,238)	58,129,787
Furniture and equipment	6,991,869	(1,229,498)	5,762,371
Vehicles	1,973,257	(445,473)	1,527,784
Leasehold improvements	78,263	(7,685)	70,578
Construction in progress	2,812,530	—	2,812,530
	767,459,597	(8,778,855)	758,680,742

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

On November 30, 2007, the Company acquired all the assets and liabilities of Gold Fields Netherlands Services BV, a wholly owned subsidiary of Gold Fields Limited (“Gold Fields”) (the “Gold Fields Venezeuala Acquisition”) for aggregate consideration of $529.2 million consisting of $180 million in cash, issuance of a total of 140 million common shares at a price of $2.31 per share and other acquisition costs of $25.8 million.  The main asset acquired was the Choco 10 mine, located in the El Callao district, in which the Company acquired a 95% interest.

The net book values associated with the Company’s operating gold mine are as follows:

	Depletable	Mineral Interests Non-Depletable	September 30, 2008	December 31, 2007

Choco 10	78,074,635	771,578,231	849,652,866	690,377,692

Construction in Progress

The Company has commenced construction of a production facility to process gold material.  Construction in progress includes the cost of materials, construction labour, machinery, and equipment.  Upon completion, such costs will be amortized over the plant’s estimated useful life.

9.                                     OTHER ASSETS

	September 30,	December 31,
	2008	2007
	$	$

Hecla-Venezuela Acquisition (i)	27,068,953	—
Costs related to Mixed Enterprise (ii)	5,000,000	—
	32,068,953	—

(i)            On July 8, 2008, the Company closed the transaction to acquire from Hecla Mining Company (“Hecla”) 100% of the outstanding shares of El Callao Gold Mining Ltd. and Drake-Bering Holdings B.V. (the “Hecla-Venezuela Acquisition”) including their wholly-owned subsidiaries Minera Hecla and El Callao Gold Mining Company de Venezuela, SCS (“El Callao Gold Mining”) in consideration for $20 million paid in cash, $5 million by the issuance of 4,273,504 common shares of the Company and acquisition costs of $1.2 million. In addition the Company paid $0.9 million for the working capital of the companies acquired in the Hecla-Venezuela acquisition.

(ii)         On July 4, 2008 the Company entered into an agreement with MIBAM to create a joint venture (the “Mixed Enterprise”) within six months of the date of this agreement. The intention of the Mixed Enterprise is to carry on with gold exploration, development and mining of the main assets acquired in the Hecla-Venezuela Acquisition which are the Block B – Isidora mining leases and the La Camorra mill facility in Bolivar State, Venezuela. The Mixed Enterprise will be 50% owned by the Company and 50% owned by Empresa Minera Nacional (“EMN”), which is a company owned indirectly by MIBAM.  As part of the agreement with MIBAM the Company paid $5 million to CVG Minerven which owns 100% of EMN. This payment was made on August 6, 2008. Additionally the Company is to provide a pledge in favour of EMN on 50% of the Company’s interest in Minera Hecla and El Callao Gold Mining until the Mixed Enterprise is created.

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

For the period ended September 30, 2008, the Company has not consolidated the companies acquired in the Hecla-Venezuela Acquisition. For accounting purposes, the Company’s management has concluded that the Company does not currently have a continuing power to determine the strategic, operating, investing and financing polices of the companies acquired in the Hecla-Venezuela Acquisition until such time that the Mixed Enterprise is formed. Management has made this determination as the approval granted by CVG Minerven and MIBAM to transfer the mining leases, as a result of the change in control of the companies acquired in the Hecla-Venezuela Acquisition, together with ownership of the  mining rights, contracts and assets directly affected by the mining leases are both subject to the creation of the Mixed Enterprise in the period required in the agreement entered with MIBAM in (ii) above. Therefore until such time that the Mixed Enterprise has been established the Company has determined that it is not appropriate to consolidate the companies acquired in the Hecla-Venezuela Acquisition.

10.                              MINERAL PROPERTIES

	El Dorado
	San Rafael El Placer	Emilia	Ceiba II	Valle Hondo	Increible 6	Yuruan	Minoro	El Callao	Other Properties	Total
	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s	$000’s
Balance, December 31, 2006	12,316	3,096	1,160	974	6,186	—	—	—	3,090	26,822
Acquisition of Mena properties	—	—	—	18,807	39,319	—	15,215	—	3,564	76,905
Acquisition of Gold Fields properties	—	—	—	—	—	—	—	68,408	—	68,408
Foreign exchange gain	—	—	—	—	—	—	—	4,629	—	4,629
Exploration costs
Camp, equipment and geological fees	2,520	335	—	506	3,667	—	44	253	235	7,560
Drilling and assays	2,134	—	—	65	4,341	407	—	—	111	7,058
	4,654	335	—	571	8,008	407	44	253	346	14,618
Reclassified to assets held for sale (Note 22)	—	—	—	—	—	—	—	—	(805)	(805)
Write-down of mineral properties	—	—	—	—	—	—	—	—	(290)	(290)
Balance, December 31, 2007	16,970	3,431	1,160	20,352	53,513	407	15,259	73,290	5,905	190,287
Foreign exchange gain	—	—	—	—	—	—	—	19,500	—	19,500
Exploration costs
Camp, equipment and geological fees	6,786	195	—	1,850	3,896	1,322	29	—	699	14,777
Drilling and assays	563	743	—	432	1,752	1,641	—	—	47	5,178
	7,349	938	—	2,282	5,648	2,963	29	—	746	19,955
Write-down of mineral properties	—	—	—	—	—	—	—	—	(238)	(238)
Balance, September 30, 2008	24,319	4,369	1,160	22,634	59,161	3,370	15,288	92,790	6,413	229,504

The Company holds the mineral rights of a group of projects in Bolivar State, southern Venezuela totalling approximately 99,000 hectares.  The projects are located within a regional belt 200 km long and 50 km wide, which includes, from north to south: El Callao, El Dorado, Cuyuni, and Km88 mining districts.

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

El Dorado

The Company’s mineral titles in the El Dorado district are comprised of Emilia, Emilia II, El Placer, San Rafael, Ceiba, and others.  This block of claims has a history of past gold production and contains the Company’s Emilia mill.

The existing Emilia mill, which has been on care and maintenance since September 2006, is located in the central portion of the El Dorado project.

Valle Hondo

The 13,000 hectare Valle Hondo Project is located 40 km east of the Company’s Emilia mill.

Increíble 6

The Increíble 6 project is located in the El Callao Gold District, 10 km northeast of the Choco mill.  Previous work at Increíble 6, including geochemistry, geophysics trenching, and drilling has outlined a series of gold targets.  The main gold zones (Culebra, Cristina, Elisa, and Olga) are contained within a 4.5 km long and 1.0 km wide east-west trending shear zone, which crosses the central portion of the project.

Yuruan

The Yuruan project is located 45 kilometres south of El Dorado. Drilling has been completed designed to evaluate the possibility of outlining additional gold resources for the Emilia Mill and/or the possibility of a “stand alone” project.

Minoro

In Honduras, the Company holds the mineral rights to the 10,000 hectare Minoro project.

El Callao

The El Callao mineral properties were acquired from Gold Fields on November 30, 2007 and consist of ten titles covering 41,544 hectares, seven of these titles; Choco 1, 2, 6, 9, 12, 13 and Increible 16 are located within the central portion of the El Callao district with the remaining three titles; Bochinche Zero, 1 and 2 located 40 km to the north-east.

Other Bolivar State Projects

During 2006, the Company acquired the Oro88 concessions, which are located in the Km88 district, from a significant shareholder and director of the Company.  The acquisition of these concessions has been recorded at their cost to the related party transferor ($232,652) and has been included in “Other Properties”.  The Company agreed to pay $5,000,000 for the Oro88 concessions and as such, the $232,652 cost of the concessions has been recorded as acquisition costs with the balance of $4,767,348 recorded as a reduction to contributed surplus.

At September 30, 2008, $1,500,000 (December 31, 2007: $2,500,000) of this $5,000,000 remained unpaid (Note 15). Subsequent to September 30, 2008 the remaining outstanding balance of $1,500,000 was repaid (Note 24).

The Increible 14 Project is located 15 kilometres northwest of the Choco Mine.

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

11.                              ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	September 30, 2008	December 31 2007
	$	$

Accounts payable	18,851,953	16,306,773
Accrued liabilities	17,672,039	3,213,761
Due to related parties	678,744	1,044,901
Accrual for termination benefits	1,403,581	513,108
	38,606,317	21,078,543

The amounts due to related parties are unsecured and due on demand, bear no interest and are owed to companies with directors in common.

12.                              SHORT TERM DEBT

The short-term debt represents bank borrowing by the operating mine acquired from Goldfields to fund a temporary shortfall in working capital. The debt was unsecured and attracted an interest rate of 15%.

The outstanding debt was fully repaid on January 19, 2008.

13.                              SHARE CAPITAL

Authorized Share Capital

Unlimited number of common shares.

(a)                     Issued Capital

	Number of Shares	Amount
		$

Balance, December 31, 2006	111,430,851	89,161,949
Mena acquisition	31,424,255	95,781,321
Issued pursuant to exercise of stock options	212,940	248,584
Issued pursuant to exercise of warrants	10,017,060	514,940
Fair value of options exercised	—	450,875
Fair value of warrants exercised	—	37,886
Private placement	93,750,000	173,455,019
Gold Fields Venezuela Acquisition	140,000,000	323,400,000
Share issue costs	—	(13,799,022)
Balance, December 31, 2007	386,835,106	669,251,552
Issued pursuant to exercise of warrants	347,059	353,826
Fair value of warrants exercised	—	770,470
Hecla-Venezuela Acquisition (Note 9)	4,273,504	4,960,348
Balance, September 30, 2008	391,455,669	675,336,196

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

(b)                     Contributed Surplus

Amount
$

Balance, December 31, 2006	7,198,983
Fair value of the stock options and warrants issued in conjunction with the Mena acquisition	15,666,283
Reclassification to common shares on conversion of stock options	(450,875)
Reclassification to common shares on conversion of warrants	(37,886)
Fair value of the warrants issued in conjunction with a private placement	51,544,980
Stock-based compensation	17,902,173
Balance, December 31, 2007	91,823,658
Reclassification to common shares on exercise of warrants	(770,470)
Stock-based compensation	22,930,652
Balance, September 30, 2008	113,983,840

(c)                     Stock Options

The Company has a stock option plan for its directors, officers, consultants and key employees under which the Company may grant options to acquire a maximum number of common shares equal to 10% of the total issued and outstanding common shares of the Company.  Options are non-transferable and may have a term of up to 10 years from the date of issue.  Vesting terms, conditions and exercise price are determined by the board of directors at the time of grant.

The following stock options were outstanding as at September 30, 2008:

Number of Options Outstanding	Number of Options Exercisable	Exercise Price		Expiry Date
		$

38,236	38,236	1.02	CDN	Nov 26, 2008
17,647	17,647	0.85	CDN	Oct 13, 2009
350,000	192,500	1.31	CDN	Oct 28, 2009
334,117	334,117	1.05	CDN	Dec 7, 2009
47,060	47,060	1.11	CDN	Mar 7, 2011
94,118	94,118	1.70	CDN	Apr 5, 2011
600,000	600,000	1.31	CDN	Nov 6, 2016
6,505,000	4,513,333	3.00	USD	Nov 6, 2016
720,000	360,000	1.31	CDN	Sept 10, 2017
6,050,000	3,925,000	2.12	CDN	Sept 10, 2017
810,000	255,000	1.31	CDN	Oct 28, 2017
2,975,000	2,975,000	2.30	CDN	Oct 28, 2017
50,000	—	1.31	CDN	Jan 1, 2018
50,000	—	1.60	CDN	Jan 1, 2018
300,000	—	1.65	CDN	Jan 15, 2018
100,000	100,000	1.55	CDN	Jan 24, 2018
16,235,000	16,235,000	1.31	CDN	Jun 26, 2018
100,000	100,000	1.31	CDN	Jul 20, 2018
35,376,178	29,787,011

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

Stock option transactions are summarized as follows:

	Number of Options	Weighted Average Exercise Price
		$

Outstanding, December 31, 2006	7,455,000	3.39
Exercised	(212,940)	1.29
Issued	11,299,118	2.08
Outstanding, December 31, 2007	18,541,178	2.62
Issued	16,835,000	1.30
Outstanding, September 30, 2008	35,376,178	1.77

The total fair value of the options granted for the periods ended September 30, 2008 and 2007 was estimated using the Black-Scholes option pricing model and resulted in the following amounts:

	2008	2007
Assumptions
Dividend yield	0%	0%
Annualized volatility	59%-77%	61%-125%
Risk-free interest rate	3.81%-4.09%	2.97%-4.23%
Expected life (years)	10	2-10

Weighted average grant date fair value per option	$1.05	$1.52

The stock-based compensation included in the statement of operations during the three-month period ended September 30, 2008 was $1,699,049 (2007: $5,427,389) and for the nine-month period ended September 30, 2008 was $22,048,261 (2007: $9,153,504), of the total stock-based compensation $882,391 (2007: $834,557) was capitalised as mineral property expenditures.

The $1,699,049 (2007: $5,427,389) stock-based compensation expensed directly to the statement of operations during the three-month period ended September 30, 2008 has been allocated to the following expense categories; administration $454,278 (2007: $2,960,373), consulting $1,081,705 (2007: $2,190,676) and salaries $163,066 (2007: $276,340).

The $22,048,261 (2007: $9,153,504) stock-based compensation expensed directly to the statement of operations during the nine-month period ended September 30, 2008 has been allocated to the following expense categories; administration $14,494,143 (2007: $4,985,435), consulting $6,162,706 (2007: $3,689,223) and salaries $1,391,412 (2007: $478,846).

During the three-month period ended September 30, 2008 the Company amended the exercise price of 875,000 stock options with original exercise prices ranging from $2.30 CDN - $3.00 USD to $1.31 CDN. During the nine-month period ended September 30, 2008 the Company amended the exercise price of 2,530,000 stock options with original exercise prices ranging from $1.60 CDN - $3.00 USD to $1.31 CDN.

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

(d)                     Warrants

Share purchase warrant transactions for the year ended December 31, 2007 and the period ended September, 30, 2008, were as follows:

	Number of Warrants	Weighted Average Exercise Price
		$

Outstanding, December 31, 2006	15,833,336	1.28
Issued	103,330,912	4.03
Exercised	(10,017,060)	0.05
Outstanding, December 31, 2007	109,147,188	4.00
Exercised	(347,059)	1.02
Outstanding, September 30, 2008	108,800,129	3.84

14.                              RELATED PARTY TRANSACTIONS

In addition to related party transactions and balances disclosed elsewhere (Notes 4, 10, 11 and 15) are the following related party transactions and balances:

•                 Included in prepaid expenses and deposits is $41,373 (December 31, 2007: $41,373) related to a security deposit for a lease entered into with a company controlled by certain directors.

•                 Included in amounts capitalized as mineral properties is $2,188,312 (December 31, 2007: $1,227,967) related to the provision of technical services and personnel from companies which are controlled by certain directors and/or senior management of the Company.

•                 Included in long-term debt is financing costs of $96,570 (December 31, 2007: $Nil) and included in other assets is acquisition costs of $115,263 (December 31, 2007: $Nil) related to the provision of legal services which were paid to a company controlled by certain directors.

•                 Included in administrative expenses is $441,461 (2007: $184,588) for the three-month period and $857,551 (2007: $184,588) for the nine-month period ended September 30, 2008 related to the cost of running the Company’s Moscow office, these expenses were paid to a company controlled by certain directors.

•                 Included in consulting expenses is $448,013 (2007: $125,510) for the three-month period and $1,062,057 (2007: $265,093) for the nine-month period ended September 30, 2008 related to consulting fees charged by certain directors and/or a company controlled by certain directors in accordance with the terms of  consulting contracts that they have with the Company.

•                 Included in professional fees is $42,726 (2007: $26,501) for the three-month period and $266,765 (2007: $41,878) for the nine-month period ended September 30, 2008 related to the provision of legal services which were paid to a company controlled by certain directors.

•                 Included in travel and entertainment expenses is $Nil (2007: $134,743) for the three-month period and $364,781 (2007: $134,743) for the nine-month period ended September 30, 2008 related to the provision of travel services which have been supplied by a company which is owned by a director.

Related party transactions are recorded at the exchange amount which is the consideration agreed to between the related parties.

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

15.      LOAN PAYABLE ON ACQUISITION

In December 2006, the Company acquired a group of Corporación Venezolana de Guayana contracts and concessions granted by the Venezuelan Ministry of Energy and Mines known as Oro88.  The contracts and concessions are held by corporations which were owned beneficially by a director.  The purchase price was $5,000,000 of which $2,500,000 was paid on signing of the acquisition agreement, and a further $1,000,000 paid during the three months ended September 30, 2008. The balance owing of $1,500,000 is owed to companies owned by a director and was repaid subsequent to September 30, 2008 (Note 25).

The loan is unsecured and does not bear interest.

16.      LONG TERM DEBT

On June 10, 2008 the Company entered into a loan agreement with a syndicate of private lenders to borrow $80,000,000 (“the Loan”) to fund the Hecla-Venezuela Acquisition (Note 9) and for general corporate purposes.  The Loan has a two-year term, bears interest at 10% per annum, payable semi-annually and is secured by share pledges over the Company’s principal assets including the Choco 10 mine.  The $80,000,000 principal portion of the loan is due in June of 2010. The lenders have the option, at any time and at their sole discretion, to convert all or part of the outstanding principle of the Loan to common shares of the Company at a conversion price of CAD$1.25 per common share (subject to adjustment depending on future equity financings and other transactions entered into by the Company).  In addition, the Company has granted to the lenders pro-rata participation in any future equity offerings for the term of the Loan.  The Loan may be repaid by the Company at any time subject to the Company providing the lenders with 30 days notice and repaying the outstanding principle in full plus an amount equal to the interest that would have been accrued if the loan was held for the original two-year term.

For accounting purposes, the Loan contains both a liability component and an equity component, being the lender’s conversion option, which have been separately presented on the consolidated balance sheet. The Corporation has allocated the $80.0 million principle to the individual liability and equity components by establishing the fair value of the liability component and then allocating the balance remaining after subtracting the fair value of the liability from the issue price, to the equity component. The fair value of the liability component was determined by discounting the stream of future payments of interest and principal amounts at the estimated prevailing market rate of 15.0% for a debt instrument of comparable maturity and credit quality but excluding any conversion option for the lenders.  Including the impact of the costs of issuance, applying the effective interest rate method, the Loan bears an effective annual interest rate of 18.5%.  As at September 30, 2008, the carrying value of the Loan approximates its fair value.

Convertible Loan

Principle of the loan	80,000,000
Cost of issuance including financial advisory fees	(4,644,554)

Net Proceeds	75,355,446

Equity Component of Convertible Loan	6,309,749

The liability as at September 30, 2008 is made up as follows:
Liability component at date of issue	69,045,697
Accretion of interest	1,460,628

Liability as at September 30, 2008	70,506,325

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

17.          CAPITAL DISCLOSURES

The Company’s objectives when managing capital are to

a)     Continue the development and exploration of its mineral properties;

b)    Support any expansion plans; and

c)     Maintain a capital structure which optimises the cost of capital at acceptable risk.

In the management of capital, the Company includes shareholders’ equity, short-term bank borrowings, long-term debt and loan payable on acquisition.

As at September 30, 2008, the Company had no bank indebtedness.

The Company is not subject to any externally imposed capital requirements and there has been no change with respect to the overall capital risk management strategy during the period ended September 30, 2008.

There are restrictions on the movement of capital into and out of Venezuela which could impact the Company’s ability to repatriate funds and therefore, pay dividends.

18.          SUPPLEMENTARY DISCLOSURE OF NON-CASH TRANSACTIONS

Non-cash investing and financing transactions that have been excluded from cash flows and are not disclosed elsewhere include:

	Three Months Ended		Nine months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	$	$	$	$

Accounts Payable - Mineral property expenditures	(1,389,582)	(1,016,452)	1,574,923	(1,957,815)

Accounts Payable – Property , plant and equipment	(2,313,863)	—	2,402,702	—

Amortization - Mineral properties	318,538	208,349	969,944	722,522

Stock-based compensation capitalized to mineral properties (Note 13(c))	118,219	489,955	882,391	834,557

Shares received on sale of subsidiary (Note 22)	—	—	(530,000)	—

Shares issued for the acquisition of Mena	—	—	—	108,286,104

Receivables – Other assets	(780,199)	—	(780,199)	—

Shares issued for the Hecla-Venezuela Acquisition (Note 9)	4,960,348	—	4,960,348	—

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

19.          SEGMENTED DISCLOSURE

The Goldfields Venezuela Acquisition completed on November 30, 2007 created a second business segment for the Company. The Company’s defined business segments after the Goldfields acquisition are;

a)     The exploration of mineral properties.

b)    The extraction, processing and sale of gold ore.

In the three and nine months ended September 30, 2008, all revenue was generated in Venezuela and the Company had 10 principal customers.  There was no revenue in the three and nine months ended September 30, 2007.

As at September 30, 2008	Mineral Exploration	Extraction and Processing	Total
	$	$	$
Canada
Current assets	566,921	2,267,686	2,834,607
Property, plant and equipment	69,482	277,929	347,411
	636,403	2,545,615	3,182,018

United States of America
Current assets	1,500,000	10,449,482	11,949,482
	1,500,000	10,449,482	11,949,482

Venezuela
Current assets	3,386,523	33,149,669	36,536,192
Property, plant and equipment	5,917,083	949,810,345	955,727,428
Mineral properties	227,327,066	—	227,327,066
Receiveables non-current	2,465,298	3,809,455	6,274,753
Other assets	—	32,068,953	32,068,953
	239,095,970	1,018,838,422	1,257,934,392

Panama
Current assets	520,149	—	520,149

Honduras
Current assets	34,071	—	34,071
Mineral properties	2,176,845	—	2,176,845
	2,210,916	—	2,210,916

Total Assets	243,963,438	1,031,833,519	1,275,796,957

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

As at December 31, 2007	Mineral Exploration	Extraction and Processing	Total
	$	$	$
Canada
Current assets	31,737,526	—	31,737,526
Property, plant and equipment	179,984	—	179,984
	31,917,510	—	31,917,510

Venezuela
Current assets	2,603,309	20,355,268	22,958,577
Property, plant and equipment	6,422,039	752,078,719	758,500,758
Mineral properties	114,848,896	73,290,104	188,139,000
Other long-term assets	1,085,975	50,117	1,136,092
	124,960,219	845,774,208	970,734,427

Panama
Current assets	835,350	—	835,350

Chile
Current assets	855,000	—	855,000
	855,000	—	855,000

Honduras
Current assets	33,678	—	33,678
Mineral properties	2,148,252	—	2,148,252
	2,181,930	—	2,181,930

Total Assets	160,750,009	845,774,208	1,006,524,217

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

	Three Months Ended			Three Months Ended
	September 30, 2008			September 30, 2007
	Mineral Exploration	Extraction and Processing	Total	Mineral Exploration	Extraction and Processing	Total
	$	$	$	$	$	$

Revenue	—	14,716,982	14,716,982	—	—	—
Cost of sales	—	(18,384,456)	(18,384,456)	—	—	—
Amortization	(7,837)	(7,554,552)	(7,562,389)	(63,019)	—	(63,019)
Administrative and other	(2,696,786)	(4,687,800)	(7,384,586)	(7,617,215)	—	(7,617,215)
Foreign exchange gain (loss)	6,863,006	(23,643)	6,839,363	(4,145,493)	—	(4,145,493)
Interest income	(211,351)	349,399	138,048	639,156	—	639,156
Interest expense on long term debt	—	(3,210,729)	(3,210,729)	—	—	—
Income tax expense	—	2,357,482	2,357,482	—	—	—

Net loss	3,947,032	(16,437,317)	(12,490,285)	(11,186,571)	—	(11,186,571)

Capital expenditures	5,511,445	16,420,777	21,932,222	3,057,299	—	3,057,299

	Nine Months Ended			Nine Months Ended
	September 30, 2008			September 30, 2007
	Mineral Exploration	Extraction and Processing	Total	Mineral Exploration	Extraction and Processing	Total
	$	$	$	$	$	$

Revenue	—	49,557,148	49,557,148	—	—	—
Cost of sales	—	(48,342,438)	(48,342,438)	—	—	—
Amortization	(18,823)	(25,184,767)	(25,203,590)	(88,765)	—	(88,765)
Administrative and other	(11,915,772)	(30,550,885)	(42,466,657)	(16,447,150)	—	(16,447,150)
Impairment of mineral properties	(238,320)	—	(238,320)	—	—	—
Foreign exchange loss	(4,108,694)	(23,643)	(4,132,337)	(4,382,648)	—	(4,382,648)
Interest income	112,029	371,989	484,018	1,655,475	—	1,655,475
Interest expense on long term debt	—	(3,908,714)	(3,908,714)	—	—	—
Other income	160,974	—	160,974	—	—	—
Income tax recovery	—	7,518,763	7,518,763	—	—	—

Net loss	(16,008,606)	(50,562,547)	(66,571,153)	(19,263,088)	—	(19,263,088)

Capital expenditures	16,943,700	21,256,799	38,200,499	10,031,617	—	10,031,617

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

20.          COMMITMENTS AND CONTINGENCIES

(a)   Operating Leases

At September 30, 2008, the Company is committed to payments under operating leases for premises, vehicles and machinery and to payments under contracts for community relations, security, computer maintenance, consulting and other services as follows:

	Related Party	Non-Related Party	Total
	$	$	$
2008	38,878	296,313	335,191
2009	155,511	103,704	259,215
2010	155,511	73,655	229,166
2011	155,511	73,655	229,166
2012	77,756	73,655	151,411
2013 and thereafter	—	153,449	153,449
	583,167	774,431	1,357,598

The Company had the following commitments related to the creation of the Mixed Enterprise (Note 9):

1.     To transfer to EMN certain mining rights owned by the Company, located in El Dorado District, named: Belkis 1, Urupagua, Virginia 1, Virginia 2 and Guaicamacuare. These mining rights have not been transferred as of September 30, 2008.

2.     To transfer to a governmental entity to be determined by MIBAM a plant for the treatment of diamonds which is currently owned by an officer, director and major shareholder of the Company. The plant will need to be purchased by the Company prior to the transfer. An independent valuation of the plant is underway.

3.     During a period of 18 months from entering the agreement, the Company has committed to incur various social costs in the benefit of the communities around the Hecla-Venezuela assets.  The total cost to be incurred has not yet been determined by the Company.

(b)   Contingencies

In the normal course of business, the Company has been named as a defendant in various matters before the courts and a mediator within Venezuela.  Total claims on these matters are approximately $4,000,000 (at the official exchange rate).  Additionally, an action was commenced against the Company in the Venezuelan courts by Cooperativa de Molineros El Callao II RL against PMG claiming damages in the amount of approximately U.S.$10,500,000 (at the official exchange rate) for eviction from the Choco 10 minesite.  PMG is defending this latter action and proceedings have been suspended pending notification of the Attorney General for Venezuela.  The outcome of these matters cannot be determined at this time and the Company has not accrued for any losses as management believes the claims are without merit.

21.          RISKS

Financial Instruments

The Company thoroughly examines the various financial instrument risks to which it is exposed and assesses the impact and likelihood of those risks.  These risks may include credit risk, interest rate risk, liquidity risk, currency risk, market risk and other price risks.  Where material, these risks are reviewed and monitored by the Board of Directors.

Financial Instrument Classification and Measurement

The Company classifies its cash and cash held as collateral as held-for-trading. Receivable are classified as loans and receivables. Accounts payable and accrued liabilities,  short-term debt, long-term debt and loan payable on acquisition are classified as other liabilities, all of which are measured at amortized costs. Management reviewed all significant financial instruments held by the Company and determined that no material differences between fair value and carrying value existed as at the reporting date.

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

Credit Risk

The Company’s credit risks are limited to trade receivables in the ordinary course of business.  The Company sells to a small number of customers with exemplary credit histories and the balance of other receivables owed to the Company in the ordinary course of business is not significant.  Therefore, the Company is not exposed to significant credit risk. The Company’s credit risk has increased since last year as it is now a producer and seller of gold.

Pursuant to their respective terms, trade receivables (Note 4) are aged as follows at September 30, 2008:

$
0-30 days	735,904
31-60 days	343,207
61-90 days	667,564
Over 90 days due	566,581
2,313,256

Liquidity Risk

Liquidity risk is the risk that the Company will be unable to meet its financial obligations. The Company manages liquidity risk by ensuring that it has sufficient cash, credit facilities and other financial resources available to meet its obligations.

The Company forecasts cash flows for a period of 12 months to identify financial requirements. These requirements are met through a combination of cash flows from operations, credit facilities, disposition of assets, and accessing capital markets.

	2008	2009-2010	Total
	$	$
Accounts payable and accrued liabilities	8,107,772	28,050,458	36,158,230
Income taxes payable	—	6,219,306	6,219,306
Loan payable on acquisition	1,500,000	—	1,500,000
Interest on long-term debt	4,000,000	12,000,000	16,000,000
Long-term debt	—	80,000,000	80,000,000
	13,607,772	126,269,764	139,877,536

Currency Risk

The Company is exposed to currency risk as a majority of its assets and liabilities are denominated in foreign currencies.  Unfavourable changes in the applicable exchange rate may result in a decrease or increase in foreign exchange gains or losses.  The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

The Company has adopted the “Current Rate” methodology for accounting for its self-sustaining operations. Under this approach the assets and liabilities acquired are restated according to the prevailing market exchange rate at the balance sheet date with all foreign exchange gains (and losses, when applicable) being recorded as Other Comprehensive Income in the consolidated balance sheets.

The Company’s Venezuelan operations and cash holdings are currently subject to currency and exchange controls.  These government imposed controls may adversely affect the Company as such controls restrict the Company’s ability to flow U.S. dollars out of the country.

As at September 30, 2008, the Company holds cash of $604,632 (December 31, 2007:  $516,268) in Venezuelan Bolivars.

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

Financial instruments that impact the Company’s net earnings or other comprehensive income due to currency fluctuations include: Venezuelan Bolivar and Canadian dollar denominated cash, short term investment, receivables, accounts payable and accrued liabilities and income tax payable. The sensitivity of the Company’s net earnings and other comprehensive income from these financial instruments due to changes in the exchange rate between the Venezuelan Bolivar, Canadian dollar and the United States dollar are summarized in the below:

	As at September 30, 2008
	10% Increase in the Venezuelan Bolivar	10% Decrease in the Venezuelan Bolivar
	$	$
Net earnings	(13,977)	12,706
Other comprehensive income	72,384,413	(65,804,011)
Comprehensive income	72,370,436	(65,791,305)

	As at September 30, 2008
	10% Increase in the Canadian Dollar	10% Decrease in the Canadian Dollar
	$	$
Net earnings	(130,990)	119,081
Other comprehensive income	—	—
Comprehensive income	(130,990)	119,081

Title Risk

Title to mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mining properties.  Although the Company has investigated title to all of its mineral properties for which it holds concessions or other mineral leases or licenses, the Company cannot give any assurance that title to such properties will not be challenged or impugned and cannot be certain that it will have valid title to its mining properties.  The Company relies on title opinions by legal counsel who base such opinions on the laws of countries in which the Company operates.

The Company’s principal mineral properties and mining rights are located in Venezuela.  In 2005, the Government of Venezuela announced that it would be changing the mining title regime from a system where title was granted in the form of either concessions or operating contracts to a system where all new titles would be granted in the form of operating contracts.  In order to effect this change, the Government advised that it would need to create a national mining company which would be the nation’s contracting party covering the entire country of Venezuela.  The Government also indicated that, given this change in title regime, it would also be appropriate to review all existing mining companies in a single comprehensive exercise to ensure that only companies found to be in compliance with their existing title terms and conditions would qualify for the new title.

Any successful challenge to the Company’s mineral property title rights would have a seriously detrimental impact on the Company’s operations.

Country Risk

The Company’s mineral exploration and exploitation activities may be adversely affected by political instability and legal and economic uncertainty in the countries where the Company has operations.  The risks associated with the Company’s foreign operations may include political unrest, labour disputes, invalidation of governmental orders and permits, corruption, war, civil disturbances and terrorist actions, arbitrary changes in laws, regulation and policies, taxation, price controls, exchange controls, delays in obtaining or the inability to obtain necessary permits, opposition to mining from environmental or other

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited nongovernmental organizations, limitations on foreign ownership, limitations on the repatriation of earnings, limitations on mineral exports and increased financing costs. These risks may limit or disrupt the Company’s projects or operations, restrict the movement of funds or result in the deprivation of contractual rights or the taking of property by nationalization, expropriation or other means without fair compensation.  The Company’s mineral properties and mining rights are located in Venezuela and Honduras and as such, the Company may be affected by political or economic instabilities.

22.          DISPOSITION OF MENA CHILE

During the period ended September 30, 2008 the Company completed the sale of its 100% owned subsidiary, Compania Minera Mena Resources (Chile) Limitada (“Mena Chile”) to Iron Creek Capital Corp (“Iron Creek”), an unrelated company listed on the TSX Venture Exchange.

The consideration consisted of 2 million common shares in Iron Creek at a deemed price of $0.265 per common share and $325,000 in cash representing the repayment of a loan advanced by the Company to Mena Chile. In addition and pursuant to the terms of a royalty agreement, Mena Chile has granted a net smelter returns royalty ranging from 1% to 2% on certain properties to the Company.

At December 31, 2007 the Company had reclassified the Mena Chile assets to assets held for sale at their net realizable value of $855,000 as follows:

$

Cash	37,857
Prepaid expenses	12,075
Mineral properties	805,068
855,000

23.          COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform to the current period’s presentation.

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

24.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

A reconciliation of the Company’s consolidated balance sheet determined in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) to that determined under United States generally accepted accounting principles (“US GAAP”) is as follows:

September 30, 2008

	Canadian		US GAAP
	GAAP		adjustments	US GAAP
	$		$	$
Assets
Current assets
Cash and cash equivalents	19,969		—	19,969
Accounts receivable and other	13,156		—	13,156
Inventories	11,336		—	11,336
Prepaid expenses and deposits	7,414		—	7,414
Total current assets	51,875		—	51,875

Plant and equipment	956,075		—	956,075
Mineral properties	229,504	(a)	(60,867)	168,637
Other non-current assets	38,343		—	38,343
Total assets	1,275,797		(60,867)	1,214,930

Liabilities
Current liabilities
Accounts payable and accrued liabilities	38,607		—	38,607
Loan payable	1,500		—	1,500
Income taxes payable	6,219		—	6,219
Total current liabilities	46,326		—	46,326

Convertible loan	70,506	(c)	6,310	76,816
Asset retirement obligations and other liabilities	3,284		—	3,284
Future income taxes	336,787		—	336,787
Total liabilities	456,903		6,310	463,213

Shareholders’ equity
Share capital	675,336		—	675,336
Equity component of convertible loan	6,310	(c)	(6,310)	—
Contributed surplus	113,984		—	113,984
Deficit	(161,855	)(a)	(60,867)	(222,722)
Accumulated other comprehensive income	185,119		—	185,119
Total shareholders’ equity	818,894		(67,177)	751,717
Total liabilities and shareholders’ equity	1,275,797		(60,867)	1,214,930

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

December 31, 2007

	Canadian		US GAAP
	GAAP		adjustments	US GAAP
	$		$	$
Assets
Current assets
Cash and cash equivalents	31,352		—	31,352
Loans and receivables	5,300		—	5,300
Inventories	10,725		—	10,725
Assets held for sale	855		—	855
Prepaid expenses and deposits	8,188		—	8,188
Total current assets	56,420		—	56,420

Plant and equipment	758,681		—	758,681
Mineral properties	190,287	(a)	(41,150)	149,137
Other non-current assets	1,136		—	1,136
Total assets	1,006,524		(41,150)	965,374

Liabilities
Current liabilities
Accounts payable and accrued liabilities	21,422		—	21,422
Loan payable	2,500		—	2,500
Other liabilities	522		—	522
Total current liabilities	24,444		—	24,444

Asset retirement obligations and other liabilities	2,284		—	2,284
Future income taxes	276,752		—	276,752
Total liabilities	303,480		—	303,480

Shareholders’ equity
Share capital	669,252		—	669,252
Contributed surplus	91,824		—	91,824
Deficit	(95,284	)(a)	(41,150)	(136,434)
Accumulated other comprehensive income	37,252		—	37,252
Total shareholders’ equity	703,044		(41,150)	661,894
Total liabilities and shareholders’ equity	1,006,524		(41,150)	965,374

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

A reconciliation of the Company’s consolidated statements of operations and comprehensive income (loss) and cash flows determined in accordance with Canadian GAAP to that determined under US GAAP is as follows:

Consolidated summarized statements of operations

	9 month period ending
	September 30, (Unaudited)
	2008	2007
	$	$

Net loss under Canadian GAAP	(66,571)	(19,263)
Deferred exploration expense (a)	(19,717)	(9,176)
Net loss under US GAAP	(86,288)	(28,439)

Basic and diluted net loss per share under US GAAP	(0.22)	(0.21)

	3 month period ending
	September 30, (Unaudited)
	2008	2007
	$	$

Net loss under Canadian GAAP	(12,490)	(11,186)
Deferred exploration expense (a)	(4,349)	(3,905)
Net loss under US GAAP	(16,839)	(15,091)

Basic and diluted net loss per share under US GAAP	(0.04)	(0.11)

Consolidated summarized statements of comprehensive income (loss)

	9 month period ending
	September 30, (Unaudited)
	2008	2007
	$	$

Net loss under US GAAP	(86,288)	(28,439)
Other comprehensive income
Unrealized foreign exchange gains on translating self-sustaining foreign operations	147,867	—
Unrealized gains on available-for-sale long-term investments	—	115
Total comprehensive income (loss) under US GAAP	61,579	(28,324)

Basic and diluted comprehensive income (loss) per share under US GAAP	0.16	(0.21)

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

Consolidated summarized statements of comprehensive income (loss), (continued)

	3 month period ending
	September 30, (Unaudited)
	2008	2007
	$	$

Net loss under US GAAP	(16,839)	(15,691)
Other comprehensive (loss) income
Unrealized foreign exchange gains on translating self-sustaining foreign operations	(219,049)	—
Unrealized gains on available-for-sale long-term investments	—	(139)
Total comprehensive loss under US GAAP	(235,888)	(15,830)

Basic and diluted comprehensive loss per share under US GAAP	(0.60)	(0.11)

Consolidated summarized statements of cash flows

	9 month period ending
	September 30, (Unaudited)
	2008	2007
	$	$

Cash flows used by operating activities under Canadian GAAP	(13,793)	(13,877)
Deferred exploration expense (a)	(19,955)	(9,176)
Cash flows used by operating activities under US GAAP	(33,748)	(23,053)

Cash flows used by investing activities under Canadian GAAP	(71,241)	(10,009)
Deferred exploration expense (a)	19,955	9,176
Cash flows used by investing activities under US GAAP	(51,286)	(833)

Cash flows provided by financing activities under Canadian and US GAAP	73,821	58,236

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

Consolidated summarized statements of cash flows (continued)

	3 month period ending
	September 30, (Unaudited)
	2008	2007
	$	$
Cash flows provided (used) by operating activities under
Canadian GAAP	3,066	(6,849)
Deferred exploration expense (a)	(4,349)	(3,905)
Cash flows used by operating activities under US GAAP	(1,283)	(10,754)

Cash flows used by investing activities under Canadian GAAP	(43,441)	(3,204)
Deferred exploration expense (a)	4,349	3,905
Cash flows (used) provided by investing activities under US GAAP	(39,092)	701

Cash flows (used) provided by financing activities under Canadian and US GAAP	(1,380)	227

Differences between Canadian and US GAAP as they affect the Company’s consolidated financial statements are as follows:

(a)           Development expenditures applicable to mineral properties

Under Canadian GAAP, exploration costs are capitalized to the property until such time as the properties are placed into production, abandoned, sold or considered impaired in value. Under US GAAP, exploration costs incurred until the completion of a final feasibility study on the property are charged to operations.

As at September 30, 2008, $60,867 (December 31, 2007 - $41,150) of exploration costs were included in mineral properties for Canadian GAAP. This has been charged to retained earnings under US GAAP as at September 30, 2008 and December 31, 2007, respectively. For the nine month periods ended September 30, 2008 and 2007, $19,717 and $9,176, of exploration costs were capitalized, respectively; for US GAAP, these have been charged to the respective consolidated statements of operations.

(b)           Stock-based compensation

The Company has a stock-based employee compensation plan (Note 13 (c)). Under US GAAP, the Company should adopt the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, prospectively to all employee awards granted, modified, or settled after January 1, 2003. On January 1, 2007, the Company adopted SFAS 123R, Accounting for Stock-Based Compensation, on a modified prospective basis, and, as a result, prior periods were not restated. The application of SFAS 123R to stock purchase options did not result in any significant change in the method of accounting for these options.

Share-based benefits have been valued at fair value using the Black-Scholes option pricing model for option grants and the grant date fair market value for stock awards. Compensation amounts have been expensed over the applicable vesting period.

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

(c)           Convertible notes

Under Canadian GAAP, convertible notes are allocated between their equity and debt component parts. The debt component is accreted to face value of the notes over their term.

Under US GAAP, the notes are classified as a liability, net of issuance costs, and accreted to the face value over the term of the notes.

(d)           Accounting for uncertainty in income taxes

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. There was no effect on the Company’s cumulative retained earnings as of January 1, 2007, as a result of the adoption of FIN 48. As of the date of adoption, there were no unrecognized tax benefits. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company recognize in its consolidated financial statements, only those tax positions that are “more-likely-than-not” of being sustained as of the adoption date, based on the technical merits of the position. As a result of the implementation of FIN 48, the Company performed a comprehensive review of its material tax positions. Based on this review the provisions of FIN 48 had no effect on the Company’s financial position, cash flows or results of operations at either January 1, 2008 or September 30, 2008.

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties are included within the related tax liability line in the consolidated balance sheet. There were no interest or penalties recognized in the statement of operations or included in the consolidated balance sheet for the nine months ended September 30, 2008 and 2007.

The balance of unrecognized tax benefits at September 30, 2008 is equal to $2,069,000 that, if recognized, would affect the effective tax rate.

The Company is subject to taxation in Canada, Venezuela and other foreign jurisdictions. The Company’s tax years 2001 through 2007 are subject to examination by the Canadian tax authorities. The Company’s tax years 2004 through 2007 are subject to examination by the Venezuelan tax authorities.

(e)           Additional disclosure required by US GAAP

(i)           Impairment of mineral properties

Under US GAAP, impairment of mineral properties would be presented within “costs and expenses” in the statement of operations and not within “other (expenses) income”. For the nine months ended September 30, 2008, total “costs and expenses” are $123,808 under US GAAP.

(ii)          Recently issued accounting pronouncements

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Liabilities - Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure certain financial assets and liabilities at fair value (the “fair value option”). Unrealized gains and losses, arising subsequent to adoption, are reported in earnings. The Company is required to adopt SFAS 159 in the first quarter of 2008. The Company is currently evaluating the impact, if any, that the implementation SFAS 159 did have an effect on the Company’s results of operations or financial position.

RUSORO MINING LTD. Notes to the Interim Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2008 and 2007 Expressed in U.S. Dollars - unaudited

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”). SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. SFAS 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 141(R) on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest, and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 160 on its consolidated financial statements.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133. This statement requires enhanced disclosures about an entity’s derivative and hedging activities and how derivatives and hedging activities affect a company’s financial position, financial performance and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is assessing the impact of the new standard.

The recent SEC and FASB interpretations relate to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and Emerging Issue Task Force (“EITF”) EITF 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock. In late June 2008, FASB released EITF 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock, which provides further guidance on the accounting treatment for certain equity instruments with elements of foreign currency risk.

The Company’s functional currency is the U.S. dollar and it has issued and has outstanding warrants that have an exercise price that is denominated in Canadian dollars. The Company has determined that such warrants with an exercise price that is different from the entity’s functional currency cannot be classified as equity based on the evaluation of the warrant’s settlement provisions. As a result, these instruments will need to be treated as derivatives and recorded as liabilities that are carried at their fair value, with changes in the fair value from period to period recorded as a gain or loss in the statement of operations.

EITF 07-5 is effective for interim and annual financial statements related to fiscal years beginning after December 15, 2008, and earlier adoption is not permitted. The Company is assessing the impact of the new standard.

25.          SUBSEQUENT EVENTS

1.     On October 7, 2008 the Company repaid the remaining $1.5 million of the loan payable on acquisition (Note 15).

2.     On October 9, 2008 the $1.4 million cash held in collateral at September 30, 2008 (Note 3) was released to the Company.

3.     On November 14, 2008 the Company advanced $1.5 million to a company owned by an officer, director and major shareholder for the purchase of a plant for the treatment of diamonds (Note 20).